Exhibit 10.2

LEASE

Date:                                                                  June 25, 2013

Landlord:                                          Tech Building I, LLC

c/o The Alexander Company

145 E. Badger Road, Suite 200

Madison, WI  53713

Tenant:                                                     Exact Sciences Laboratories, Inc.

411 Charmany Dr.

Madison, WI  53719

1.                          BASIC TERMS.  The following terms shall have the meaning set forth in this Section unless specifically modified by other provisions of this Lease:

1.1                                           Project:                                                                  The land, building(s), improvements and appurtenants commonly known as Tech Building I and located at 145 East Badger Road Suite 100 as shown on attached Exhibit A.

1.2                                           Building:                                                           The building situated in the Project in which the Premises are situated with a total rentable square footage equal to 54,731 sq ft.

1.3                                           Premises:                                                         The space consisting of 28,994 rentable and 28,257 usable square feet as identified and described on attached Exhibit B located on the first (1st) floor of the Building. Per BOMA standards, Usable area shall mean the measured area where a tenant normally houses personnel and/or furniture. Rentable area shall mean the usable area of a tenant space with its associated share of floor common area and building common area.

1.4                                           Common Areas:                  The areas of the Project not regularly and customarily leased for exclusive use of tenants, including, but not limited to, any entranceways and vestibules, common hallways and stairs, parking areas, driveways, walks and landscaped areas.

1.5                                          Term:                                                                            Approximately five (5) years commencing on the Commencement Date and terminating on the Termination Date (the “Initial Term”), subject to extension pursuant to Section 2.1.

1.6                                           Commencement Date:         Substantial completion of Tenant’s Work in accordance with Section 5 and Exhibit C of this Lease, which is anticipated to occur on November 1st, 2013, subject to adjustment as set forth in Section 2 below.

1.7                                           Termination Date:                                October 31st, 2018, subject to adjustment as set forth in Section 2 below.

1.8                                           Monthly Base Rent:                      See Exhibit I, subject to adjustment as set forth in Section 3.1 below.

1.9                                           Initial Estimated Monthly Operating Charge: $7,610.93

1.10                                    Tenant’s Proportionate Share: 52.9%.  Landlord reserves the right to equitably adjust Tenant’s share of the real estate taxes and insurance premiums included within the Operating Charges but only to the extent that such real estate taxes or insurance premiums increase after the Commencement Date solely as a result of the construction of Tenant’s Work and not due to any increase in the value of the Land or the value of the Building resulting from any factor other than the construction of Tenant’s Work.

1.11                                    Permitted Use:  general office, research, and development with commercial CLIA lab, warehouse, and distribution, and subject to the use restrictions identified in Sections 6 and 6.1, any lawful use related or incidental thereto.

1.12                                    Security Deposit:  none

1.13                                    Guarantor(s):                                   Exact Sciences Corporation

1.14                                    Exhibits:                                                            A – Site Plan

B – Premises

C – Landlord’s and Tenant’s Work

D – Confirmation of Lease Term Agreement

E – Rules and Regulations

F – Novation Employment Reporting

G – Form ED-612 & Estimated Annual Employment Data

H – Assurances of Compliance w/Civil Rights and Other Legal

I  – Rent Schedule

2.                          DEMISE AND TERM.  Landlord leases the Premises to Tenant and Tenant leases the Premises described in Section 1.3 above from Landlord subject to the provisions of this Lease; provided, that any space in the Premises used for shafts, pipes, conduits, ducts, electrical or other utilities or Building facilities, as well as access thereto through the Premises for the purposes of installation, operation, maintenance, inspection, repair and replacement are reserved to Landlord and are excluded from the Premises. The Term of this Lease shall commence on the Commencement Date set forth in Section 1.6 and shall end on the Termination Date set forth in Section 1.7 unless adjusted or sooner terminated as provided herein.

Landlord acknowledges that the Commencement Date set forth in Section 1.6 is an anticipated date when Tenant shall substantially complete Tenant’s Work (as defined in Section 5) on account of construction of the Premises as set forth on Exhibit C attached hereto.  If Tenant shall be unable to substantially complete Tenant’s Work sufficient for occupancy and in accordance with Section 5 and Exhibit C of this Lease, the Commencement Date shall be delayed until substantial completion and the Termination Date shall be extended for an equal period plus the number of days necessary to end the Term on the last day of a month.  Notwithstanding the foregoing, under no circumstances will the Commencement Date be delayed past that date which is two hundred forty (240) days after the complete execution of this Lease and delivery of a copy to Tenant, except to the extent such delay is caused by Landlord, its agents, employees, or contractors.  Each party agrees, at the request of the other, to execute and deliver an instrument in substantially the form attached hereto as Exhibit D confirming the actual Commencement Date and the Termination Date when determined.

2.1                   Extension Option.  Tenant shall have two (2), five (5) year options to extend the Term of this Lease (the “Extension Option”) at the then escalated rate specified in Exhibit I attached hereto.  Each such option to extend the Term of this Lease (each, an “Extension Term”) shall be exercised by Tenant providing Landlord written notice that Tenant is extending the Term of this Lease.  To be effective said notice must be delivered to Landlord at least one hundred eighty (180) days prior to the expiration of the then current Term of the Lease.

3.                          RENT.  Beginning on the Commencement Date (but not earlier than November 1, 2013), Tenant agrees to pay to Landlord at Landlord’s address set forth on Page 1 of this Lease or such other place designated by Landlord, without prior demand or notice, the rent for the Premises consisting of Base Rent set forth in Section 3.1 and Operating Charges set forth in Section 3.2 and any other additional payments due under this Lease.  Upon execution of this Lease, Tenant shall pay to Landlord the sum of the amounts stated in Sections 1.8 and 1.9 for the first full month of the Term.  The obligation of Tenant to pay rent is hereby declared to be an independent covenant.

3.1                   Base Rent.  The amount specified in Exhibit I shall be payable in advance on the first day of each month during the Term (and any applicable Extension Term) beginning on the Commencement Date (but not earlier than November 1, 2013).  In the event the Term commences on other than the first day of a calendar month, the rent for such partial month shall be prorated based upon the actual number of days of the Term during such month.  The parties hereto agree that the Base Rent payable under the terms of this Lease shall be an absolute net return to Landlord for the Lease Term free from any expense, charge, deduction, offset or counterclaim by reason of any obligation of Landlord or any other reason and all of the provisions of this Lease shall be construed and interpreted to such end.

3.2                   Operating Charges.  Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of Operating Charges as defined below.  Estimated amounts of such additional rent shall be paid in monthly installments in advance on the first day of each month during the Term.  The initial estimated payment of Tenant’s Proportionate Share of Operating Charges is set forth in Section 1.9.  From time to time during the Term, Landlord may notify Tenant in writing of any adjustment to the monthly installments to be paid by Tenant hereunder and thereafter Tenant shall make payments accordingly. Within sixty (60) days after the expiration of each calendar year or as soon thereafter as is reasonably practicable (but not later than 90 days after the expiration of each calendar year), Landlord shall notify Tenant of the actual Operating Charges for such calendar year and provide Tenant a written statement thereof in reasonable detail.  Within thirty (30) days after such notice, Tenant shall pay to Landlord or Landlord shall credit against the obligations of Tenant, as the case may be, the difference between the estimated payments made by Tenant during the prior calendar year and the actual amount of Tenant’s Proportionate Share of Operating Charges as shown on such statement.  Tenant’s Proportionate Share of Operating Charges for the years in which the Term commences and ends shall be prorated based upon the number of days of the Term during such years.  Tenant’s obligation for Tenant’s Proportionate Share of Operating Charges through the Termination Date shall survive termination.

“Operating Charges” as used herein shall mean all sums expended or obligations incurred by Landlord with respect to the Project, whether or not now foreseen, determined on an accrual basis (including reasonably foreseeable expenditures not occurring annually), including, but not limited to, real estate taxes, special and/or area assessments and charges (or any substitutes hereafter collected by any governmental authority in lieu thereof or in addition thereto whether based on the value of the Project, cost of services, rent paid or received or otherwise) and any costs of seeking or obtaining a reduction or refund thereof; assessments and/or charges under any covenants and/or easements; salaries, fringe benefits and related costs of employees engaged on site in operation, maintenance or security; insurance covering hazards, casualties and potential losses; license, permit and inspection fees; management fees payable to third parties and/or to Landlord or its affiliates, provided the total of all such management fees shall not exceed three and one-half percent (3 ½%) of gross revenues for the Project; auditors’ fees and legal fees; internal accounting and administrative services; materials and supplies, including charges for telephone, telegraph, postage and supplies; repairs, maintenance and replacements respecting the Project, including costs of materials, supplies, tools and equipment used in connection therewith and including the seal coating and striping of parking areas, replanting of landscaped areas and replacing non-structural building components; costs incurred in connection with the operation, maintenance, repair, replacing, inspection and servicing (including maintenance contracts) of common electrical, plumbing, heating, air conditioning and mechanical equipment and the cost of materials, supplies, tools and equipment used in connection therewith; cost of services for the common areas including common electricity, gas, water and sewer and other utilities; and all other expenses and costs necessary or desirable to be incurred for the purpose of operating and maintaining the Project as an office complex, whether or not similar to the foregoing.  Notwithstanding anything in this Lease to the contrary, Operating Charges shall not include any of the following: (i) Landlord’s cost of utilities or other services, if any, separately sold by Landlord to tenants; (ii) costs incurred by Landlord for any alterations or tenant improvements for other tenants of the Project; (iii) costs incurred for maintenance, repairs, or replacements to Tenant’s interior improvements or mechanical, electrical, or plumbing improvements that are specific to a Tenant’s use and that Landlord bills directly to a tenant; (iv) depreciation of the Building and major components; (v) special assessments to the extent such assessments can be paid in installments and such installments are not then due; (vi) debt service, principal, or amortization on, or any charges related to, indebtedness of Landlord or mortgage encumbering the Project; (vii) leasing commissions; (viii) legal costs in connection with lease negotiations or the enforcement of leases; (ix) costs incurred due to violation of law or other violations by Landlord of any of the terms and conditions of this Lease; (x) all items and services of which Landlord receives reimbursement from Tenant or any other tenants outside of Operating Charges, or from third persons; (xi) advertising expenditures; (xii) repairs occasioned by fire, windstorm or other casualty and paid for through insurance or condemnation proceeds (exclusive of any deductibles); (xiii) salaries of officers and executives of Landlord other than the building manager and subordinate personnel engaged in the operation of the Project; (xiv) costs incurred for any items to the extent covered by a manufacturer’s, vendor’s, materialmen’s or contractor’s warranty to the extent that Landlord was actually reimbursed for same; (xv) cost of capital expenditures; (xvi) cost of any environmental remediation of the Project; (xvii) property management fees for the Project to the extent they exceed three and one-half percent (3 ½%) of the gross revenues of the Project; (xviii) cost incurred by Landlord in connection with any financing or sale of all or any portion of the Project; (ixx) costs representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the amounts which would have been paid in the absence of such relationship; (xx) ground rent or any similar payments to a ground lessor; and (xxi) any other expense that under generally accepted accounting principles would not be considered a normal ownership, maintenance, management or operating expense for the Project. .

Tenant or its representative shall have the right to object Landlord’s statement and to demand an examination of Landlord’s books and records with respect to Operating Charges during normal business hours at any time within sixty (60) days following the furnishing by Landlord to Tenant of the aforementioned statement. If Tenant shall not dispute any item or items shown on Landlord’s statement within sixty (60) days after such notice, Tenant shall be deemed to have approved such statement and shall be estopped from contesting such statement or the amount due.  If Tenant shall dispute any item or items included by Landlord in determining Operating Charges, Tenant shall nevertheless pay to Landlord in full the amount claimed by Landlord and shall not offset or withhold any payment while its dispute is pending.  If such dispute is not amicably settled between Landlord and Tenant within thirty (30) days after Tenant’s notice of the disputed Operating Charges, either party may during the fifteen (15) days after the expiration of such thirty (30) day period refer such disputed item or items to a reputable firm of independent certified public accountants designated by Landlord for resolution, and the decision of such firm shall be conclusive and binding upon Landlord and Tenant. In the event the decision is made in favor of Tenant, Landlord shall, within thirty (30) days after being notified the decision, reimburse the amount of such overpayment to Tenant, from the date of overpayment until the date of reimbursement at the Default Rate (as hereinafter defined).  The expenses involved in such determination shall be borne by the party against whom a decision is rendered by such accountants, provided that if more than one item is disputed and the decision shall be against each party in respect to any item or number of items disputed, then the expenses shall be apportioned according to the monetary value of the items decided against each party.

If during all or any portion of any calendar year the Project is not fully rented and occupied, Landlord shall make an appropriate adjustment (not to exceed 85% gross up adjustment) to any components of the Operating Charges which vary due to changes in occupancy levels (including, but not limited to, water, sanitary sewer, common utilities and common services in operating the Project) for such year, employing sound accounting and management principles, to determine the Operating Charges that would have been paid or incurred by Landlord had the Project been fully rented and occupied and the amount so determined shall be deemed to have been the Operating Charges for such year.  Notwithstanding anything to the contrary contained in this Lease, in the event that any part of the Project is exempted from real estate taxes, then Landlord may allocate the real estate taxes, assessments and charges payable with respect to the Project among the tenants occupying the taxable portion of the Project.

3.3                                           Personal Property Taxes.  Tenant agrees to timely pay when due all personal property taxes, whether assessed against Landlord or Tenant, on Tenant’s furniture, equipment and other items of personal property owned by Tenant and located in or about the Premises.

3.4                                           Late Charge.  Tenant acknowledges that late payment of rent (Base Rent or additional rental) involve additional costs to Landlord for collection and bookkeeping, and, in some instances could result in Landlord’s mortgagee imposing a late charge on Landlord, and, accordingly, Tenant agrees that, if rent (Base Rent or additional rental) due hereunder is not paid by the fifth day after it is due, then Tenant shall pay upon demand, as additional rent, a late charge equal to five percent (5%) of the amount required to be paid.  The foregoing provision for payment of a late charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated, and neither the demand for, nor collection by, Landlord of such late charge shall be construed as a cure of Tenant’s default in the payment of rent.

4.                          ACCESS. Landlord shall provide Tenant with access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week, including but not limited to free access to the Building’s shared conference room with twenty-five (25) person seating capacity, projector, drop down screen, wet bar, audio system, WIFI, and conference phone facilities.  Tenant shall follow Landlord’s Conference Room Reservation policy. Landlord, at Landlord’s expense, shall initially furnish Tenant with a reasonable number of keys for the standard corridor doors serving the Premises and five (5) keys or access cards to provide access to the Building. Tenant shall have the right to use the prior tenant’s key fob access system and security system with cameras.

5.                          CONDITION OF PREMISES.  Within sixty (60) days of Lease signature, Landlord shall (i) demise the premises with a code-compliant, insulated, taped, and sealed demising wall in accordance with the plans approved by Tenant, (ii) ensure that all building systems (including but not limited to mechanical, electrical, plumbing, and sprinkler) serving the demised Premises are in proper-working, code-compliant order, (iii) ensure the existing Premises, restrooms, common areas, and access paths are code and ADA compliant, and (iv) ensure the Building is supplied with 3 phase 480v, 800 electrical service (collectively, “Landlord’s Work”).  All of Landlord’s Work shall be done in a good and workmanlike manner in compliance with all building codes, laws and regulations applicable to the Building.  Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that they are in satisfactory condition except for any punch list of unsatisfactory items of which Tenant gives written notice to Landlord within ten (10) days after the Commencement Date which shall be corrected or repaired by Landlord within thirty (30) days after the Commencement Date.  Landlord and Tenant may mutually agree to allow Tenant to perform the Landlord’s Work, subject to complete reimbursement by Landlord to Tenant.  Tenant, at its sole cost and expense, shall perform all other alterations, improvements and other work necessary to prepare the Premises for Tenant’s use other than Landlord’s Work.  All such work shall be done in accordance with Section 14 below.  In the event that Landlord fails to deliver to Tenant the Premises with Landlord’s Work within sixty (60) days of Lease signature, Tenant shall have the right to terminate this Lease and in such case Tenant shall be relieved of all obligations and liabilities under this Lease.

Tenant shall substantially complete the construction of the improvements to the Premises as described on Exhibit C attached hereto (“Tenant’s Work”).  Tenant’s plans and specification for Tenant’s Work are subject to Landlord’s approval which must be received prior to the commencement of Tenant’s Work, such approval not to be unreasonably withheld, conditioned, or delayed.  All Tenant’s Work shall be done in a good and workmanlike manner in compliance with all building codes and regulations applicable to the Building.  Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that they are in satisfactory condition.  Any punch list of unsatisfactory items of which Landlord gives written notice to Tenant within ten (10) days after the Commencement Date shall be corrected or repaired by Tenant within ten (10) days of delivery of such notice.

Landlord shall provide Tenant with a tenant improvement allowance in the amount of TWO MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($2,700,000.00) (“Tenant Improvement Allowance”) to pay a portion of Tenant’s build out costs, including but not limited to Tenant’s Work and all soft and hard costs related thereto.  The Tenant Improvement Allowance will be used only for the cost of improvements to the real property and not for the cost of personal property or other expenses except for the following costs: architectural costs; engineering costs;; cabling;; and any other costs expressly approved in writing by Landlord.  The Tenant Improvement Allowance will be released to Tenant in proportion to the total cost of Tenant’s improvements within thirty (30) days of receipt by Landlord of the construction invoices along with lien waivers for any previous invoice paid.  In addition to the Tenant Improvement Allowance, in the event Tenant performs the Landlord’s Work, Landlord shall reimburse Tenant for the cost associated with Landlord’s Work.  Should Tenant perform Landlord’s Work, the work must be bid and invoiced separately by Tenant’s contractor and approved by Landlord prior to the commencement of Landlord’s Work.  Landlord reserves the right to contract, and pay for, Landlord’s Work directly in which case Landlord shall not reimburse Tenant for Landlord’s Work, but shall actually perform such work. Any punch list of unsatisfactory items of which Landlord gives written notice to Tenant within ten (10) days after the Commencement Date shall be corrected or repaired by Tenant within ten (10) days of delivery of such notice. Nothing contained in this paragraph shall be deemed to relieve Landlord of its obligation under this Lease to construct and pay for Landlord’s Work.

6.                          USE.  The Premises shall be used only for the purpose set forth in Section 1.11 above (the “Permitted Use”) and for no other purposes.  Tenant shall not do or permit anything to be done in or about the Premises which in any way will obstruct or interfere with the rights of any other occupants of the Project, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose or which could injure the reputation of the Project or otherwise violate any recorded covenant or restriction affecting the Project.  Tenant shall not cause or maintain or permit any nuisance or commit or suffer the commission of any waste in, on or about the Project.  Tenant shall not place a load upon any floor of the Premises which exceeds the floor load per square foot which such floor was designed to carry.  Tenant shall not cause or permit in or about the Premises any offensive odors or other odors objectionable to Landlord or other tenants or patrons of the Building.  Tenant expressly acknowledges that it shall be the sole responsibility of

Tenant to secure all necessary permits, licenses and approvals from all governmental authorities having jurisdiction for the operation of Tenant’s business.

6.1                   Use Restrictions.  Tenant certifies that it is not currently involved in the conduct of any of the following businesses (collectively “Excluded Businesses”) and covenants not to conduct any Excluded Business on the Premises either as a principal or ancillary business:

•                  Massage parlor

•                  Hot tub facility

•                  Suntan facility

•                  Country club

•                  Racetrack or other facility used for gambling

•                  Development or holding of intangibles for sale

•                  Private or commercial golf course

•                  Farming

•                  Sales, repairs, storage of service of mobile homes or contractors’ machinery and equipment

•                  Bulk fuel storage

•                  Fertilizer mixing or blending plants

•                  Slaughterhouses or meat processing plants

•                  Storage, repair and maintenance of carnival, concession and circus machinery and equipment

•                  Storage or processing of scrap or waste materials

•                  Adult book stores

•                  Check cashing services

•                  Pawn shops

Tenant further certifies that its principal business is not currently, and will not be during any period of the term of the Lease, the sale of alcoholic beverages for consumption off premises. Landlord hereby certifies that the Permitted Use does not violate any zoning ordinances affecting the Project, and that the only restrictive covenants affecting the Project are those contained in the Declaration of Protective Covenants for Novation Technology Campus.

7.                          COMPLIANCE WITH LAWS AND BUILDING RULES.

7.1                                           Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in force, and with the requirements of any insurance company insuring the Project, the local Board of Fire Underwriters or any similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises.  Tenant shall not do or permit anything to be done on or about the Project or bring or keep anything therein which will in any way increase the cost of any insurance now or thereafter carried on the Project or any of its contents or that will invalidate any such insurance.  If Tenant installs any electrical equipment that overloads the electrical lines in the Premises, Tenant shall, at its own expense, make such changes as may be necessary to comply with the requirements of insurance underwriters and any governmental authority having jurisdiction.

7.2                                           Tenant shall also comply with all rules and regulations to regulate the use, occupancy and operation of the Building which may from time to time be established by Landlord in writing (the “Building Rules”), and any modifications or amendments thereto provided they are applied uniformly to all tenants of the Building.  Landlord shall not be responsible to Tenant for the noncompliance by other tenants or occupants with the Building Rules.

7.3                                           Except for costs and expenses to be borne by Tenant under Section 7.1, Landlord shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in force, and with the requirements of any insurance company insuring the Project, the local Board of Fire Underwriters or any similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Project.

8.                          ENVIRONMENTAL REQUIREMENTS.  Tenant shall comply with all applicable federal, state and local environmental laws, ordinances and all amendments thereto and rules and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous substances and other environmental matters as the same shall be in existence during the Lease Term.  All of the foregoing laws, regulations and requirements are hereinafter referred to as “Environmental Laws”.  Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, certificates and registrations (hereinafter collectively referred to as “Permits”) and make all applicable filings required of Tenant under the Environmental Laws required by Tenant to operate at the Premises.  The Permits and required filings shall be made available for inspection and copying by Landlord at Tenant’s offices upon reasonable notice and during business hours.  Tenant shall not cause or permit any flammable or explosive material, petroleum or petroleum by-products, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance which is or may become regulated under any applicable federal, state or local law (hereinafter collectively referred to as “Hazardous Substances”) to be brought upon, kept or used in or about the Premises except in compliance with Environmental Laws and except for small quantities of such substances as is necessary in the ordinary course of Tenant’s business provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws and the highest standards prevailing in the industry for the storage and use of such substances or materials, in a manner which is safe and does not contaminate the Premises, and Tenant shall give Landlord written notice of the identity of such Hazardous Substances.  If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of any Hazardous Substance due to Tenant’s failure to comply with the terms of this Lease, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement applies to the Premises.  In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises.  Tenant hereby agrees to indemnify and hold Landlord harmless from any liability, claim or injury, including without limitation reasonable attorney fees and the cost of any required or necessary repair, cleanup, remediation or detoxification arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Tenant, its agents and employees on, under or about the Premises, or (ii) an actual or alleged violation of Environmental Laws in connection with the occupancy of the Premises by Tenant or any occupant of the Premises or the operation of Tenant’s business on the Premises during the Lease Term, except to the extent any such violations are occasioned by the acts or negligence of Landlord, its agents, employees, customers or invitees.

Landlord represents and warrants that, to the best of its knowledge, the Building, the Premises, and the Project are not in violation of any Environmental Laws. Landlord hereby agrees to indemnify and hold Tenant harmless from any liability, claim or injury, including without limitation reasonable attorney fees and the cost of any required or necessary repair, cleanup, remediation or detoxification arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances by Landlord, its agents and employees on, under or about the Project in violation of Environmental Laws, or (ii) Landlord’s breach of any provision or representation or warranty of this Section 8 applicable to Landlord.

The foregoing covenants and indemnification in this Section 8 shall survive the expiration of the Term of this Lease.

9.                          COMMON AREAS.  Tenant and its employees, customers and invitees shall have the reasonable nonexclusive right to use, in common with Landlord and the other tenants and occupants of the Project and their respective employees, customers and invitees and all others to whom Landlord has or may hereafter grant rights to use the same, the public portion of the Common Areas as may from time to time exist.  Landlord shall have the right to close any or all portions of the Common Areas to such extent as may, in Landlord’s opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein, provided such closure shall not materially and adversely affect Tenant’s access to or use of the Premises or parking or signage rights under this Lease.  Landlord shall at all times have full control, management and direction of the Common Areas.  Tenant shall not cause or allow any storage of materials or equipment outside of the Premises on any of the Common Areas.  Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number, location, layout and nature of the Common Areas, to construct additional buildings and stories, to create additional rentable areas through use and/or enclosure of Common Areas, to close portions of the Common Areas for maintenance, repair or replacement, to place signs in the Common Areas and on the Building or in the Project, to change the name of the Project and to change the nature of the use of any portion of the Project, provided such actions shall not materially and adversely affect Tenant’s access to or use of the Premises or parking or signage rights under this Lease.

10.                   PARKING.  Tenant shall have the non-exclusive right to use up to seventy (70) parking stalls in the surface parking lot of the Building for Tenant, Tenant’s employees, customers and invitees.  Landlord reserves the right to regulate parking within the Common Areas, including the right to preclude Tenant from parking in certain parking spaces or requiring Tenant to use certain parking spaces, provided Tenant shall at all times have access to parking spaces located in reasonably proximity to the Building.  Tenant shall not permit vehicles to be abandoned or stored in the Project’s parking areas.  Tenant’s rights to parking shall be restricted to hours of operation of its business and so long as Tenant’s employees are working in the building while utilizing said parking spaces.

11.                   REPAIRS.  Landlord shall maintain the Common Areas and the exterior walls, roof, foundation, common HVAC and other systems (including but not limited to electrical, plumbing, sprinkler, and mechanical) of the building(s) in the Project, and the cost thereof shall be included in Operating Charges subject to the terms and conditions of Section 3.2; provided, however, that if any such repairs shall be occasioned by the negligence or willful misconduct of Tenant, its agents, employees, customers or invitees, or the particular nature of Tenant’s use of the Premises, Tenant shall be responsible for the entire cost of such repairs.  Except for the repairs Landlord is specifically obligated to make as set forth above or other terms of this Lease, Tenant shall, at its expense, during the Lease Term, make all other necessary repairs and replacements to the Premises, and keep and maintain the same in good condition and repair so that at the expiration of the Term, the Premises shall be surrendered to Landlord in good condition, ordinary wear and tear, casualty, and damage caused by Landlord, its agents, employees, or contractors excepted.  Tenant shall be responsible for repairing any damage to the Building caused by the installation or moving of Tenant’s furniture, equipment and personal property.  Tenant shall, at its expense, also repair or replace with glass of equal quality any broken or cracked plate or other glass in doors, windows  and elsewhere in or adjacent to the Premises, except for any damage caused by Landlord, its agents, employees, or contractors.  Tenant shall not defer any repairs or replacements to the Premises by reason of the anticipation of the expiration of the Term.  The surrender of the Premises upon the expiration or early termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Premises which Tenant was obligated to perform during the Lease Term, which obligation shall survive the expiration or early termination of this Lease.  Landlord, at Landlord’s option after at least thirty (30) days’ written notice to Tenant (except no prior notice shall be required in the event of emergency), may elect to perform all or part of the maintenance, repairs and servicing which is the obligation of the Tenant hereunder with respect to the Premises, in which event the cost thereof shall be at Landlord’s option either billed directly to and paid by Tenant as additional rent or included in Operating Charges.  Except as aforesaid, in the event that, at the request of Tenant, Landlord performs any maintenance, repairs or servicing of the Premises which is the obligation of Tenant hereunder, then Tenant shall pay Landlord directly therefor.

12.                   JANITORIAL SERVICES.  Tenant is solely responsible for Premises janitorial services as needed and shall pay all costs associated therewith.

13.                   UTILITIES; CABLING.  Tenant shall be responsible for obtaining all utility services in Tenant’s name for the Premises and shall pay for such services as and when payments are due. No discontinuance of any utility service shall relieve Tenant from performing any of its obligations under this Lease, and Landlord shall not be liable for any discontinuation in or failure of any utility service, and no such failure or discontinuation shall be deemed a constructive eviction, unless such discontinuance is caused by Landlord, its agents, employees, or contractors.  Tenant shall install separate utility meters for the Premises as part of Tenant’s Improvement Allowance and Tenant shall have its own control for the HVAC system.

During the entire Term of the Lease, Tenant shall have the exclusive right to use the existing 50 kw natural gas generator serving the Building (the “Existing Generator”). Tenant shall be responsible for connecting the Existing Generator to the electrical system serving the Premises and Landlord shall cooperate with Tenant to complete and maintain such connection. In addition, Tenant shall have the right to install an additional generator in a location near the Existing Generator, such exact location to be approved by Landlord and Tenant, and Tenant shall have the right to bring in additional electrical service to Premises if necessary for Tenant’s business operations.

Tenant shall have the right to install a water purifier system inside the Premises.

Tenant shall have the right to use the existing fiber optic cabling and service and the right to bring in its own fiber optic service for exclusive use in the Premises.

14.      ALTERATIONS.  Tenant shall not make any alterations, additions or improvements (“Alteration”) in, on or to the Premises or any part thereof without delivering to Landlord the plans and specifications therefor and obtaining the prior written consent of Landlord; provided, however, Tenant may make interior non-structural alterations which do not require a building permit costing not more than Fifteen Thousand and No/100 Dollars ($15,000.00) (“Cosmetic Changes”) in the aggregate during any calendar year to the Premises without obtaining Landlord’s consent.  Landlord’s consent to an Alteration may be granted or withheld in its commercially reasonable discretion or may be made contingent upon Tenant agreeing to such conditions relating thereto as Landlord may reasonably impose.  Any Alteration must be made at Tenant’s own cost and expense and in a good and workmanlike manner by contractor(s) reasonably approved by Landlord in accordance with the laws, ordinances and codes relating thereto and free from any claim or claims for construction liens, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, liens, costs and expenses on account of such work.  Upon completion of any Alteration requiring Landlord’s consent hereunder, Tenant shall provide Landlord with a copy of the as-built plans, blueprints and other items requested by Landlord for the same.

15.      SIGNS.       Landlord shall provide and install, at Tenant’s request, signage on the monument sign (the “Monument Signage”) and the northern face of the Building (the “Building Signage”) as reasonably agreed to by the parties and permitted by local code as well as vinyl signage on entry and rear doors (the “Suite Signage”) consistent with Landlord’s specifications.  The parties agree that the signage depicted on Exhibit J is an acceptable depiction of the Building Signage and the Landlord shall pursue the applicable approvals to permit the installation of such signage as depicted on Exhibit J and in the location depicted thereon.   Tenant shall not, without Landlord’s prior written consent, install, fix or use any other signs or other advertising or identifying media which is visible from the exterior of the Premises.  Landlord retains the right to change the location and/or appearance of any tenant’s signage at Landlord’s sole discretion; notwithstanding the foregoing, so long as Tenant occupies at least fifty percent (50%) of the rentable square footage of the Building during the Term, Landlord shall not modify or remove any of Tenant’s signage except in order to comply with local code. The Monument Signage and the Suite Signage shall be installed and maintained at Landlord’s sole cost and expense. The Building Signage shall be installed and maintained at Tenant’s sole cost and expense.

16.      LIENS.  Tenant shall not suffer or permit any liens under any construction lien law to be filed or recorded against the Premises or against the interest of either Landlord or Tenant therein.  If any such lien is filed or recorded, Tenant shall immediately cause such lien to be discharged of record.

17.      RIGHT OF ENTRY.  Landlord and its agents shall at all times after reasonable advance notice to Tenant have the right to enter the Premises to inspect the condition thereof, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises, and to alter, improve, or repair the Premises and any portion of the Building, provided Landlord shall not unreasonably interfere with Tenant’s business operations.  Tenant shall not add or change the locks to any doors of the Premises.  Tenant agrees to deposit or permit Landlord to deposit on Tenant’s behalf a key to the Premises in a lock box if required by and for the benefit of the local fire department.  Any entry to the Premises shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, of Tenant or impose any liability on Landlord.  Nothing contained herein shall be deemed to impose on Landlord any obligation or duty to make repairs or alterations to the Premises except as expressly provided in this Lease.  Notwithstanding anything in this Section 17 to the contrary, Landlord shall coordinate with Tenant prior to gaining access to sensitive scientific areas of the Premises. Landlord acknowledges that there may be medical records within the Premises and Landlord agrees that it is not authorized to view or disturb any such records. To the extent that Landlord comes into contact with any medical records, Landlord agrees to keep confidential any information obtained therefrom.

18.      INSURANCE.  Tenant shall, at its expense, obtain and carry at all times during the Term of this Lease (a) commercial general liability insurance including contractual liability coverage for the indemnification obligations of Tenant contained in this Lease covering injury to or death of persons and damage to property in an amount not less than $2,000,000.00 single limit per occurrence/$2,000,000.00 annual aggregate (or such higher amounts as Landlord shall from time to time reasonably determine); (b) fire insurance, with extended coverage, vandalism and malicious mischief and theft,  less a commercially reasonable deductible or coinsurance, covering the contents of the Premises and all alterations, additions and leasehold improvements made by or for Tenant in the amount of their full replacement value; and (c) such other insurance as may be reasonably  required from time to time by Landlord or any underlying lessor or mortgagee of the Project.  All of such policies of commercial general liability insurance shall be written by an insurance company or companies reasonably satisfactory to Landlord, shall name Landlord and Landlord’s lender as an additional insured, shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry, and shall contain a clause that the insurer will not cancel or change the insurance coverage without at least thirty (30) days prior written notice to Landlord.  A certificate of Tenant’s insurers in form satisfactory to Landlord evidencing such insurance shall be furnished to Landlord prior to the Commencement Date and at least thirty (30) days prior to the renewal date and at such other times as may be reasonably requested by Landlord.  Landlord may at any time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease.

Landlord shall maintain fire and extended coverage insurance on the Building, such policy(ies) to cover Landlord’s interest in the Building for not less than the full replacement value thereof, less a commercially reasonable deductible.  Such insurance shall cover Tenant’s Work and any Alterations and shall be maintained at the expense of Landlord, subject to reimbursement under Section 3.2.  Also, Landlord shall, at its own expense, maintain a policy or policies of comprehensive general liability insurance (occurrence coverage) with respect to its activities on the Project with the premiums thereon fully paid on or before the due date, issued by and binding upon an insurance company authorized to conduct such business in the State of Wisconsin.  Such comprehensive general liability insurance to be maintained by Landlord shall afford minimum protection of not less than $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof.

19.      WAIVER OF SUBROGATION.  Each party hereby expressly releases the other for liability it may have on account of any loss to the Premises or Building or contents of either due to fire or any peril included in the coverage of any applicable fire and extended coverage and material damage insurance, however caused, including such losses as may be due to the negligence of the other party, its agents or employees, but only to the extent of any amount recovered by reason of such insurance, and each party hereby waives any right of subrogation which might otherwise exist in or accrue to such party on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage under applicable state law (or increase the cost thereof, unless the other party reimburses the insured for any cost increase).  If Landlord or Tenant fails to maintain in force any insurance required by this Lease to be carried by it, then for purposes of this waiver of subrogation it shall be deemed to have been fully insured and to have recovered the entire amount of its loss.

20.      NON-LIABILITY OF LANDLORD.  Except for any claim arising from the willful misconduct or negligence of Landlord, its agents, employees, or contractors, then, only to the extent such claims are not covered by insurance, Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord, for any injury or damage to any person or property in or about the Project resulting from the Project, Building or Premises, or any part thereof or any equipment thereof becoming out of repair; flooding of basements or other areas; damages caused by sprinkling devices, air-conditioning apparatus, snow, frost, water leakage, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise or the bursting or leaking of pipes or plumbing fixtures; any act or neglect of Landlord or of other tenants or occupants or employees in the Project; or any other thing or circumstance whatsoever, whether of a like nature or of a wholly different nature.  All property in or about the Project or in the Premises belonging to Tenant, its agents, employees or invitees shall be there at the risk of Tenant or other person only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof except to the extent such shall damage, theft, misappropriation or loss is caused by the willful misconduct or negligence of Landlord, its agents, employees, or contractors.  If Landlord shall fail to perform any covenant or condition of this Lease upon Landlord’s part to be performed and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Project and out of rents or other income from such property receivable by Landlord and Landlord shall not be personally liable for any deficiency.

21.      CASUALTY.  If the Premises are destroyed or damaged by fire or other casualty covered by a standard fire and extended coverage policy, then (unless this Lease is terminated by Landlord as hereinafter provided) Landlord shall proceed, after adjustment of such loss, to repair or restore the Premises to the condition immediately prior to the casualty, and such repairs and restoration shall be completed within two hundred seventy (270) days after the date of the casualty.  In no event shall Landlord be obligated to expend an amount in excess of the insurance proceeds available to Landlord for such repair or restoration.  If Landlord repairs or restores the Premises as provided herein, then Tenant shall repair and restore its furnishings, furniture and equipment to at least a condition equal to that prior to its damage, but only to the extent Tenant receives sufficient insurance proceeds for such repairs and restoration.  If the Premises or any part thereof shall be rendered untenantable by any destruction or damage, then a pro rata portion of the rent based upon the number of square feet of area in the Premises which are untenantable shall be abated until the Premises or such part thereof shall have been put in tenantable condition.  If, however, any destruction or damage to the Premises, Building or Project (regardless of whether or not the Premises are affected) is so extensive that Landlord, in its sole discretion, elects not to repair or restore the Premises, Building or Project, or the proceeds of insurance are not sufficient or available to fully pay the cost of repair or restoration, then Landlord may terminate this Lease effective as of the date of the damage by written notice to Tenant within ninety (90) days after the date of the casualty.  The provisions of this Section are subject to the rights of Landlord’s mortgagees, if any.

Notwithstanding anything in this Section 21 to the contrary, if by reason of any casualty, the Premises are rendered untenantable in some material portion, and the amount of time estimated by Landlord required to repair the damage using due diligence is in excess of two hundred seventy (270) days, then Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord within sixty (60) days after the date of casualty.  Also, if during the last twelve months of the Term (as same may be extended) there should be a casualty loss to the Premises or the Building to the extent of fifty percent (50%) or more of the replacement value thereof or if the Premises are rendered untenantable for the conduct of Tenant’s business operations, Tenant may, at its option, terminate this Lease by giving written notice of termination to Landlord within sixty (60) days after the date of the casualty.

22.      CONDEMNATION.  If all or substantially all of the Premises are sold to or taken by any public authority under its power of condemnation or the threat thereof, this Lease shall terminate as of the date possession shall be transferred to the acquiring authority, and the rent payable hereunder shall be apportioned accordingly.  If any material part of the Project is sold or taken (whether or not the Premises are affected), Landlord shall have the right to terminate this Lease as of the date possession is transferred to the acquiring authority, upon giving written notice thereof to Tenant, and the rent payable hereunder shall be apportioned accordingly.  Upon any taking of less than substantially all of the Premises, this Lease shall continue in force as to the part of the Premises not taken, and the rent payable thereafter shall be reduced in proportion to the amount of total floor area of the Premises taken.  In the event of any such taking, Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall, unless this Lease has been terminated, make necessary repairs and restorations  to restore the Premises remaining to as near its former condition as circumstances will permit and to rebuild or restore the remainder of the

Premises to the approximate condition in which they existed at the time of such taking.  In any event, all damages awarded by or amounts paid by the acquiring authority for any such taking, whether for the whole or a part of the Premises or the Building, Common Areas or Project, shall belong to and be the sole property of Landlord whether such damages are awarded as compensation for loss of, or diminution in value to, the leasehold or the fee thereof; provided, however, Tenant shall have the right to pursue such claim or claims as Tenant may have legally for the fair market value of Tenant’s Work actually paid for by Tenant (and not paid for by Landlord or from the Tenant Improvement Allowance), its leasehold estate, relocation expenses, interruption of business and such items which do not reduce the award or proceeds of sale payable to Landlord.  In the event that this Lease is terminated as hereinabove provided, Tenant shall not have any claim against Landlord for the value of the unexpired term hereof.  The provisions of this Paragraph are subject to the rights of Landlord’s mortgagees, if any.

If a substantial portion of the Premises or the Building is taken under the power of condemnation (including any conveyance made in lieu thereof) or if any taking of the Premises, Building or any common areas of or serving the Building shall materially impair the normal operation of Tenant’s business, then Tenant shall have the right to terminate this Lease by giving written notice of such termination within thirty (30) days after such taking.

23.  ASSIGNMENT AND SUBLETTING.  Tenant shall not assign, pledge, mortgage or otherwise transfer or encumber this Lease or sublet any part or all of the Premises and shall not permit any use of any part of the Premises by any other party, or any transfer of as interest in the Premises by operation of law without Landlord’s consent, such consent not to be unreasonably withheld, delayed, or denied; provided, however, and notwithstanding anything to the contrary contained herein, Tenant shall be permitted to assign this Lease or sublet all or any portion of the Premises, without the consent of Landlord, (i) to an entity into which Tenant may merge, which Tenant may acquire, or which Tenant may consolidate with, (ii) to any parent or subsidiary of Tenant, or (iii) to a purchaser of substantially all of Tenant’s assets or a controlling interest in the outstanding voting stock of Tenant (iv) to any entity which is affiliated with Tenant or any entity controlling, controlled by, or under common control with Tenant..  The following shall be deemed to be an assignment of this Lease within the meaning of this Paragraph: (a) the sale, issuance or transfer of any voting stock of Tenant (if Tenant be a nonpublic corporation or if Tenant is a public corporation and such sale, issuance or transfer results in Tenant becoming a nonpublic corporation) which results in a change in voting control of Tenant; (b) the sale, issuance or transfer of any partnership interest in Tenant if Tenant be a partnership; (c) the change or conversion of a general or limited partnership to a limited liability company, limited liability partnership or any other entity which possesses the characteristics of limited liability; (d) the sale, issuance or transfer of any beneficial interest in Tenant if Tenant be a trust; and (e) the death or incapacity of Tenant if Tenant be a natural person.  Without waiving Landlord’s right hereunder to declare a default in the event of an assignment of this Lease or a subletting of the Premises or any part thereof or occupancy of the Premises by anyone other than Tenant, Landlord may collect from the assignee, sublessee or occupant, any rental and other charges herein required, but such collection by Landlord shall not be deemed an acceptance of the assignee, sublessee or occupancy, nor a release of Tenant from the performance by Tenant of this Lease.  Further, Tenant at all times and under all circumstances shall remain liable to Landlord for the payment of rent due and to become due and the performance of all other obligations of Tenant hereunder for the term hereof.  Tenant shall pay to Landlord, as additional rent, any costs and expenses including reasonable attorney fees incurred by Landlord in connection with any proposed or purported assignment, sublease or other transfer requiring Landlord’s consent, such total amount not to exceed $1,500.

All option rights, extension rights, renewal rights, expansion rights, and rights of first refusal will flow through to all assignees or subtenants.

24.      DEFAULT.  If (a) Tenant shall fail to pay the rent or any charge due hereunder within five (5) days after written notice from Landlord, or (b) Tenant shall fail to perform any of the other covenants or conditions herein contained on the part of Tenant, and such default shall continue for thirty (30) days after written notice thereof shall have been given to Tenant (except that such thirty (30) day period shall be automatically extended for an additional period of time reasonably necessary to cure such default, if such default cannot be cured within such thirty (30) day period and provided Tenant commences the process of curing such default within said thirty (30) day period and continuously and diligently prosecutes such cure to completion, and except that, if Tenant fails to timely deliver any subordination instruments under Section 30 or estoppel certificates under Section 32, no additional grace period shall be allowed beyond the ten (10) days referred to in such sections), or (c) if this Lease shall, by act of Tenant or by operation of law or otherwise, pass to any party other than Tenant in violation of this Lease, or (d) intentionally deleted, or (e) Tenant or any guarantor of this Lease shall become insolvent or bankrupt or make an assignment for the benefit of creditors, or (f) a receiver or trustee of Tenant’s property or that of any guarantor of this Lease shall be appointed and such receiver or trustee, as the case may be, shall not be discharged within thirty (30) days after such appointment, or (g) an execution or attachment is levied against Tenant’s property or that of any guarantor of this Lease and is not bonded or otherwise removed within thirty (30) days, Landlord may, upon notice to Tenant, recover possession of and reenter the Premises without affecting Tenant’s liability for past rent and other charges due or future rent and other charges to accrue hereunder.  In the event of any such default beyond any applicable notice and cure period, Landlord shall be entitled to recover from Tenant, in addition to rent and other charges equivalent to rent, all other damages sustained by Landlord on account of the breach of this Lease, including, but not limited to, reasonable the costs, expenses and attorney fees incurred by Landlord in enforcing the terms and provisions hereof and in reentering and recovering possession of the Premises and for the cost of repairs, alterations and brokerage and attorney fees connected with the reletting of the Premises.  Further, at the election of Landlord, Landlord shall have the right to declare this Lease terminated and cancelled, without any further rights or obligations on the part of Landlord or Tenant (other than Tenant’s obligation for rent and other charges due and owing through the date of termination), so that Landlord may relet the Premises without any right on the part of Tenant to any credit or payment resulting from any reletting of the Premises.  In case of a default under this Lease beyond any applicable notice and cure period, Landlord may, in addition to terminating this Lease, or in lieu thereof, pursue such other remedy or combination or remedies and recover such other damages for breach of tenancy and/or contract as available at law or otherwise.

Landlord may, but shall not be obligated to, cure any default by Tenant (specifically including, but not by way of limitation, Tenant’s failure to obtain insurance, make repairs, or satisfy lien claims) and whenever Landlord so elects, all reasonable costs and expenses paid by Landlord in curing such default, including without limitation attorney fees, shall be payable to Landlord as additional rent due on demand, together with interest at the rate provided in Section 26 below from the date of the advance to the date of repayment by Tenant to Landlord.

A waiver by Landlord of a breach or default by Tenant under the terms and conditions of this Lease shall not be construed to be a waiver of any subsequent breach or default nor of any other term or condition of this Lease, and the failure of Landlord to assert any breach or to declare a default by Tenant shall not be construed to constitute a waiver thereof so long as such breach or default continues unremedied.

No receipt of money by Landlord from Tenant after the expiration or termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit.

Notwithstanding anything contained herein to the contrary, following an default that is not timely cured under this Section 24, Landlord shall be obligated to use commercially reasonable efforts to mitigate all damages which may accrue hereunder, at law or in equity as a result of any default or breach by Tenant of any of the terms of this Lease.

25.      COSTS AND ATTORNEY FEES.  Tenant shall pay all costs, expenses and reasonable attorney fees that may be incurred or paid by Landlord in enforcing the covenants and agreements of this Lease, whether or not litigation is commenced.

26.      INTEREST.  Any amount due from Tenant to Landlord hereunder which is not paid when due after any applicable notice and cure period shall bear interest at an annual rate equal to the greater of (i) five percent (5%) per annum in excess of the prime rate of interest announced, from time to time, by The Wall Street Journal, or, if such publication ceases publication, by another reputable financial periodical selected by Landlord, or (ii) twelve percent (12%) per annum (but in no event shall such rate of interest exceed the maximum rate of interest permitted to be charged by law) (the “Default Rate”) from the date due until paid, compounded monthly, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

27.      SURRENDER.  Upon the termination of this Lease, by expiration or otherwise, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in good condition and repair consistent with Tenant’s duty to make repairs as provided herein.  All Alterations and decorations made to the Premises by Tenant shall remain and be the property of the Landlord unless Landlord shall require Tenant, at Tenant’s expense, to remove any or all thereof and repair the damage caused by such removal, such notice of removal of Alterations to be given to Tenant at the time such Alterations are approved by Landlord.  All furniture, equipment and unattached movable personal property owned by Tenant may (and upon Landlord’s request shall) be removed from the Premises by Tenant no later than the termination date, and Tenant shall repair any and all damage caused by such removal.  If the Premises are not surrendered upon the termination of this Lease as set forth herein, Tenant shall indemnify Landlord against all loss or liability actually incurred by Landlord resulting solely from delay by Tenant in so surrendering the Premises including, without limitation, any prevailing claim made by any succeeding tenant founded on such delay.  Tenant shall also surrender all keys to the Premises and shall inform Landlord of combinations in any locks, safes and vaults, if any, in the Premises.

28.      HOLDOVER.  In the event Tenant remains in possession of the Premises after the expiration of this Lease with the consent of Landlord and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all of the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy until the termination of such tenancy and the Base Rent shall be at 150% of the latest Base Rent applicable under this Lease.

29.      TRANSFER BY LANDLORD.  In the event of a sale or conveyance by Landlord of the Building to a party that assumes in writing Landlord’s obligations under the Lease, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions herein contained, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease.  This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease.

30.      SUBORDINATION.  Subject to and only upon execution by Tenant and the relevant lienholder of a subordination, nondisturbance and attornment agreement in form and content reasonably acceptable to Tenant and such lienholder, this Lease is and shall be subject and subordinate at all times to all ground or underlying leases which now exist or may hereafter be executed affecting the Building and to the lien of any mortgages now or hereafter placed on or against the Building, or on or against Landlord’s interest or estate therein, and including all extensions, renewals, amendments and supplements to any such lease or mortgage.  Tenant covenants and agrees to execute and deliver to Landlord, within ten (10) days after request therefor from Landlord, such further instruments evidencing such subordination of this Lease to any ground or underlying leases and to the lien of any such mortgages as may be required by Landlord provided that any lessor under any such ground or underlying lease or the holder of any mortgage has agreed not to terminate or disturb Tenant’s right to use and occupy the Premises pursuant to the terms of this Lease so long as Tenant is not in default hereunder beyond any applicable notice and cure period.  Failure of Tenant to execute and deliver such instrument within such ten (10) day period shall constitute a breach of this Lease.  Further, Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instrument if Tenant fails to execute and deliver the same within the time period as aforesaid.  Notwithstanding anything herein above contained in this Section, in the event the holder of any mortgage shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage, then and in such event, upon any such holder notifying Tenant to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage, whether this Lease is dated prior to or subsequent to the date of such mortgage.

Landlord will deliver to Tenant a non-disturbance agreement from any existing or future mortgagee or ground landlord of Landlord in favor of Tenant and in form and content reasonably acceptable to Tenant and such mortgagee or ground landlord, as applicable.

31.      MODIFICATIONS.  Tenant agrees to execute any modification of this Lease which may be required by a lender as a condition to making a first mortgage loan on the Project; provided that no such modification shall alter the rent or term provided herein, or materially reduce the economic value hereof to Tenant, or materially affect Tenant’s business operations in the Premises, or increase Tenant’s financial obligations under this Lease.  Tenant agrees to complete and promptly return any estoppel certificates that may be required in connection with any mortgage loan on the Building.  Upon request (not more than two times in any calendar year), Tenant shall furnish Landlord and its lender a copy of the current annual financial statement, provided Landlord and its lender agree to keep such financial information confidential.

32.      ESTOPPEL CERTIFICATES.  Tenant agrees that at any time and from time to time within ten (10) days after request from Landlord or one of Landlord’s mortgagees, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, specifying the same), and (b) the dates to which the rent and other charges have been paid, and (c) that, so far as the Tenant knows, Landlord is not in default under any provisions of this Lease (or if Tenant knows of any such default, specifying the same) and (d) such other matters as Landlord or Landlord’s mortgagee may reasonably require.  It is intended that any such statement may be relied upon by any person proposing to acquire Landlord’s interest in this Lease or any prospective mortgagee of, or assignee of any mortgage upon, such interest.

33.      NOTICES.  All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing, and delivered in person or sent by either United States certified mail, return receipt requested, postage prepaid or by Federal Express or other nationally recognized overnight delivery service.  Notices and demands to Tenant shall be addressed to it at the address indicated on Page 1 of this Lease or to such other place as the Tenant may from time to time designate in a written notice to the Landlord.  Notices and demands to the Landlord shall be addressed to it at the address indicated on Page 1 of this Lease, or to such other place as Landlord may from time to time designate in a written notice to the Tenant.

34.      EXECUTION.  The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises and this document becomes effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.  Tenant confirms that Landlord has made no representations or promises with respect to the Premises or the making or entry into of this Lease except as are expressly set forth herein, and agrees that no claim or liability shall be asserted by Tenant against Landlord for, and Landlord shall not be liable by reason of, breach of any representations or promises not expressly stated in this Lease.  This Lease can be modified or altered only by agreement in writing between Landlord and Tenant.  Upon Tenant’s request, Landlord shall execute and deliver to Tenant a memorandum of this Lease in recordable form and Tenant shall have the right to record such memorandum at Tenant’s sole cost and expense.

35.      BINDING EFFECT.  The covenants, agreements and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns (but in the case of assigns only to the extent that assignment is permitted hereunder).  No third party, other than such successors and assigns, shall be entitled to enforce any or all of the terms of this Lease or shall have rights hereunder whatsoever.

36.      INTENTIONALLY OMITTED.

37.      INTERPRETATION.  The laws of the State of Wisconsin shall govern the validity, performance and enforcement of this Lease.  The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.  Whenever the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.  The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such sections or paragraphs of this Lease nor in any way affect this Lease.

38.      FORCE MAJEURE.  In the event that Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws, regulations, orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other reason beyond such party’s reasonable control, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

39.      AUTHORITY.  If Tenant is a corporation or limited liability company or other entity, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation, limited liability company or other entity, as the case may be, and that this Lease is binding upon said entity in accordance with its terms without the joinder or approval of any other person.

40.      JOINT AND SEVERAL LIABILITY.  If Tenant is more than one natural person, the individuals collectively referred to herein as Tenant shall be jointly and severally liable with respect to the obligation to pay rent and all of the other obligations, covenants and agreements of Tenant set forth in this Lease.

41.      ADDENDA.  The provisions, if any, included at the end of this Lease, and any riders and exhibits appended to this Lease, are hereby made a part of this Lease as though set forth in full herein. Tenant acknowledges that Landlord is required to collect employment data from Tenants and shall cause Tenant to provide employment information in Exhibit F as of the Commencement Date and upon request by Landlord thereafter.  Tenant further agrees to complete the forms in Exhibits G & H and/or supply other reasonably available employment data from time to time as requested by Landlord.  Tenant agrees to complete such forms and provide such information in a timely manner upon request.

42.      OPTION TO EXPAND.  Provided that Tenant is not then in default beyond any applicable cure period under Section 24, Tenant shall have the right to expand the Premises by up to 7,853 square feet on the first floor, 103 E Badger Road (the “First Floor Expansion Space”), at the same terms and conditions under this Lease (except for Base Rent as provided below) commencing any time after 12/31/2013 with one hundred eighty (180) day prior notice.  If Tenant exercises its right to expand (gives notice) within the first eighteen (18) months of the Lease Term, Landlord shall provide a tenant improvement allowance of twenty-four and 77/100 dollars ($24.77) per square foot for the upfit of the First Floor Expansion Space and any additional upfit will be at Tenant’s expense. Base Rent for the First Floor Expansion Space shall be equal to $7.65 per rentable square foot escalated at two percent (2%) per annum with the escalation being calculated from the original Commencement Date of the Lease.

Tenant’s option to expand into the First Floor Expansion Space is subject to Landlord’s right to terminate as outlined in the existing Tenant’s current lease (AquaMost, Inc.) (the “AquaMost Lease”), which reads as follows: “Landlord reserves the right, provided the effective date of such termination is not before December 31, 2013, to relocate Tenant to substitute premises of comparable size within the Project Landlord shall provide Tenant with written notice by either: 1) 180 day notice, in which case Landlord will pay Tenant’s out of pocket costs incurred with moving its furniture and equipment, or 2) 120 day notice, in which case Landlord will pay Tenant $25,000 in addition to moving expenses described above (such additional fee shall not be paid if Landlord provides replacement property on terms acceptable to Tenant).  If Landlord does not offer a suitable substitute location or if Tenant does not agree on the substitute location within thirty (30) days after receipt of Landlord’s notice, this Lease shall terminate at the end of either the one hundred eighty (180) or one hundred twenty (120) day period following Landlord’s notice.

Should Tenant elect to expand into the First Floor Expansion Space and Landlord is obligated under the AquaMost Lease to pay the $25,000 and/or moving expense, Exact Sciences (Tenant) shall pay the actual, reasonable out of pocket expense to relocate AquaMost, Inc.  Notwithstanding the foregoing, Tenant recognizes Landlord’s desire to accommodate its other tenants in the building to the extent possible.  To that end, Tenant agrees to work in good faith with Landlord to minimize negative impacts to such other tenants as a result of exercising its expansion rights.  This may include, to the extent practical, Tenant first exercising expansion rights in other areas of the building such as vacant space or the second floor space now occupied by Alexander Co.  Further, Tenant agrees in good faith to provide notice whether formal or informal as early as possible giving Landlord as much time as possible to accommodate its other tenants.

In addition, provided that Landlord has not leased (subject to Tenant’s right of first refusal) the space to a 3rd party other than the Alexander Company, Tenant shall have the right to expand into 5,810 square feet (145 E Badger Road, Suite 200) on the second floor (the “Second Floor Expansion Space”) “as is” by giving written notice to Landlord within the first eighteen (18) months of the Lease.  Base rent for the Second Floor Expansion Space shall be $13 / rsf NNN escalated at two percent (2%) per annum with the escalation being calculated from the original Commencement Date of the Lease.  Landlord shall provide new paint and carpet as part of this expansion into the Second Floor Expansion Space.  Tenant shall provide a one hundred twenty (120) day prior notice prior to the effective date of such expansion into the Second Floor Expansion Space.

If Tenant expands into either the First Floor Expansion Space or the Second Floor Expansion Space, Tenant shall extend the term of this Lease for a period of five (5) years from the effective date of the expansion, and such extension shall not be deemed an exercise of the Extension Option by Tenant.

In addition, Tenant shall have the right to expand into 3,189 square feet, if such room is not included in such square footage total, (145 E Badger Road, Suite 102) on the first floor (the “Suite 102 Expansion Space”) by giving written notice to Landlord within the first twelve (12) months of the Lease.  Base rent for the Suite 102 Expansion Space shall be $13 / rsf NNN escalated at two percent (2%) per annum with the escalation being calculated from the original Commencement Date of the Lease.  Landlord shall provide a tenant improvement allowance of four and 00/100 dollars ($4.00) per square foot per remaining lease year (including any pro-rata amount for any partial year remaining) for the upfit of the Suite 102 Expansion Space and any additional upfit will be at Tenant’s expense.  Tenant shall provide sixty (60) days prior notice of its desire to expand into the Suite 102 Expansion Space to allow Landlord to prepare such space for delivery to Tenant and such space shall be added to the Premises no later than one hundred eighty (180) days after such notice.  Tenant’s expansion into the Suite 102 Expansion Space shall be subject to Landlord’s ability to terminate the lease of any existing tenant in such space or relocate such tenant which Landlord shall use all reasonable efforts to do if Tenant exercises its right to expand into the Suite 102 Expansion Space.  Further, Tenant shall have the right to expand into the existing campus common conference room on the first floor of the building (the “Conference Room”) by giving written notice to Landlord within the first twelve (12) months of the Lease.  Base rent for the Conference Room shall be $13 / rsf NNN escalated at two percent (2%) per annum with the escalation being calculated from the original Commencement Date of the Lease.  Landlord shall provide a tenant improvement allowance of four and 00/100 dollars ($4.00) per square foot per remaining lease year (including any pro-rata amount for any partial year remaining) for the upfit of the Conference Room and any additional upfit will be at Tenant’s expense.  Tenant shall provide sixty (60) days prior notice of its desire to expand into the Conference Room to allow Landlord to prepare such space for delivery to Tenant and such space shall be added to the Premises no later than one hundred eighty (180) days after such notice.  Tenant’s expansion into the Conference Room shall be subject to Landlord’s ability to replace the Conference Room in another building in the Novation Campus at such time as suitable space becomes available at Landlord’s discretion.

If Tenant expands into the Suite 102 Expansion Space or the Conference Room, Tenant shall not be required to extend the term of this Lease unless expressly required to do so under the terms of the other expansion options described in this Section.

43.     RIGHT OF FIRST REFUSAL.  Provided that Tenant is not then in default beyond any applicable cure period under Section 24, Tenant will also have an ongoing Right of First Refusal on all remaining space within the Building (the “ROFR”).  If, during the term of the ROFR, Landlord receives a bona fide offer or letter of intent to lease any space within the Building (the “Additional Space”)(the “Offer”), and Landlord desires to accept the Offer, then Landlord shall deliver to Tenant written notice of Landlord’s intention to accept the Offer (the “Notice”), together with a copy of the Offer certified by Landlord to be a true and complete copy (such copy may have the identity of the offeror or omitted).  Tenant shall then have ten (10)

days, beginning with the date of delivery of the Notice, in which to notify Landlord in writing of Tenant’s election to amend this Lease to incorporate the Additional Space into this Lease on terms identical to those set forth in the Offer.  If Tenant exercises the ROFR by written notice given to Landlord within such ten (10)-day period, then Landlord and Tenant shall enter into an amendment to this Lease to incorporate into his Lease the Additional Space in accordance with the provisions of said Offer.  If, within ten (10) days of delivery by Landlord to Tenant of the Notice, Tenant has failed to exercise the ROFR pursuant to the terms of this Section, then the ROFR shall be null, void and of no further force and effect whatsoever as it applies to the Additional Space, provided that Landlord and the tenant that submitted the Offer enter into a binding lease in accordance with the Offer terms within 120 days after the date of the Notice.  The ROFR shall not apply to any options to extend that are currently contained in any existing leases.

44.      BROKERS. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Broadwing Advisors (Craig Stanley) who represented Tenant and Alexander/RE (Andrew Schmidt) who represented Landlord (collectively, the “Brokers”).  Tenant agrees to indemnify and save Landlord harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its respective actions in connection with this Lease.  Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Lease.  Landlord agrees to be responsible for the leasing commission due the Brokers pursuant to a separate written agreement between Landlord and the Brokers, and to hold Tenant harmless respecting same.

EXECUTED as of the date first written above.

LANDLORD:		TENANT:

Tech Building I, LLC		Exact Sciences Laboratories, Inc.
By: Mid-Town Center, LLC, Manager

By:	/s/ Matthew D. Meier	By	/s/ Maneesh Arora
Name: Matthew D. Meier		Name: Maneesh Arora
Title: Manager		Title: CFO
Date:	6/25/2013	Date:	6/25/2013

Attest:	/s/ Andrew Schmidt	Attest:	/s/ June Fontana
Name:	Andrew Schmidt	Name:	June Fontana
Title:	Principal Broker	Title:	Office Manager